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                                                                  Exhibit 99.1

                                       Contact:  N. Gregory Petrick
                                                 Executive Vice President and
                                                 Chief Financial Officer
                                                 (814) 234-6000


Press Release
FOR IMMEDIATE RELEASE



                      UNI-MARTS CLARIFIES NEWSWIRE REPORTS

         STATE COLLEGE, PENNSYLVANIA, March 5, 2004 - Uni-Marts Inc. (AMEX: UNI) announced that, yesterday, newswires carried reports of the purchase of 30,010 shares of Uni-Marts' common stock by our Chairman and one of our Directors. Taken together, these reports might have created the impression that there were multiple open market purchases of a total of 60,020 shares, where in fact, there was a single, private purchase (rather than an open market purchase) of 30,010 shares by HFL Corporation, a company controlled by our Chairman and the Director, from a family member. As per SEC regulations, three separate Forms 4 (one for each beneficial owner) were filed to report this single purchase. The purchase price of the shares was $2.25, which is equal to the consideration to be paid upon consummation of the proposed merger of Uni-Marts with and into Green Valley Acquisition Co. LLC, a company owned in part by our Chairman, the Director and other members of their families.

         Uni-Marts operates 284 convenience stores and Choice Cigarette Discount Outlets in Pennsylvania, New York, Delaware and Maryland. Self-service gasoline was sold at 233 of these locations.


Certain statements contained in this release are forward looking. Although Uni-Marts, Inc. believes that its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not differ materially from its expectations. The forward-looking statements include, but are not limited to, statements related to the possibility of successful completion of any strategic transaction or enhancement of stockholder value. Factors that could cause actual results to differ from expectations include general economic, business and market conditions, volatility of gasoline prices, merchandise margins, customer traffic, weather conditions, labor costs and the level of capital expenditures. For other important factors that may cause actual results to differ materially from expectations and underlying assumptions, see reports by Uni-Marts, Inc. filed with the Securities and Exchange Commission.